Exhibit 10.3

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT AND THE NON-PUBLIC INFORMATION HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

PURENERGY SUPPLY AGREEMENT

THIS PURENERGY SUPPLY AGREEMENT (the "Agreement"), is made and entered into as of January 3, 2014 (the “Effective Date”) by and between 5LInx Enterprises Inc, a Delaware Corporation with principal offices located at 275 Kenneth Drive, Rochester, NY 14623 ("Buyer") and ChromaDex Inc. a California corporation with principal offices located at 10005 Muirlands, Blvd, Suite G, Irvine, CA 92618, USA (“Seller”).

R E C I T A L S

WHEREAS, the Seller has developed a novel and proprietary ingredient Pterostilbene-caffeine co-crystal with the trade name PURENERGY™ (“the Product”).

WHEREAS, the Buyer desires to purchase the Product from Seller to develop and sell subject to the terms and conditions hereinafter described.

NOW, THEREFORE, in consideration of the mutual premises and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows.

1.	Definitions.

The following terms have the meanings specified below:

“Seller” means ChromaDex, Inc., its affiliates and their respective successors and assigns.

“Buyer” means the party executing this Agreement to purchase the Product, collectively with any affiliate of such party.

“Product” shall mean the Pterostilbene-caffeine co-crystal with the trademark PURENERGY™ provided by Seller hereunder.

“Territory” shall mean the USA, Canada, and the Philippines.

“Combined Product” shall mean the Buyer’s finished product containing the Product.

2.	Ordering and Payment.

2.1      Purchase Orders.  Within sixty (60) days of the Effective Date, Buyer shall submit to Seller an open purchase order (“PO”) with specified delivery dates and quantities for the Product for Year 1. The first delivery date in the PO shall not be less than ninety (90) days from date PO issued.  For Year 2, and each year thereafter during the Term, Buyer agrees to submit quarterly POs, with the first PO for Year 2 to be submitted no later than ninety (90) days before the end of Year 1.

2.2      Payment.

2.2.1
Year 1: Payment shall be made via wire to Seller within [*] days of date of invoice for 50% of the invoice.  Payment shall be made via wire to Seller for the remaining 50% of the invoice within [*] day of invoice.

2.2.2
Year 2: through the term of the Agreement: Payment shall be made via wire to Seller within [*] days of date of invoice.  Failure to make prompt and full payment hereunder constitutes a material breach of the Agreement and may impact Seller’s exclusivity rights.

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT AND THE NON-PUBLIC INFORMATION HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

3.    Obligations.

3.1 Seller shall supply Product to Buyer and Buyer shall market and sell the Combined Product into the Territory.

3.2      Buyer will purchase the Product exclusively from Seller, and not from any third party.

3.3      Buyer will use reasonable commercial efforts to market and/or sell the Product.

3.4      Buyer may not re-sell or re-ship the Product in bulk raw material form, unless expressly authorized to do so in writing by Seller.

3.5      For U.S. distribution, on or in labels, packaging, advertising, promotional materials or Internet communications for Buyer’s Combined Product, Buyer will only make claims that are substantiated by competent and reliable scientific evidence, and are in compliance with all applicable laws and regulations.  Buyer may not use, in labeling, advertising, promotion or otherwise: (a) any statements or quotations made by or attributed to any investigator who has conducted clinical studies on the Product, or (b) any photographs or other images of such investigators, without (i) the prior written consent of such investigators and the institutions at which such studies were conducted, and (ii) 20 days notification to Seller of such written consent prior to any such use.  Buyer will not misrepresent on product labels the amount, quantity or level of the Product contained in the Combined Product.  In the event that a third party is used by Buyer to manufacture any of the Combined Product for marketing or sale by Buyer, Buyer hereby guarantees compliance by said third party with the requirements of this Section 3.  In the event that current labeling, packaging or formulations of the Combined Product do not comply with the requirements of this Section 3, Buyer will immediately rectify all nonconforming Combined Product in a manner acceptable to Seller or Seller reserves the right to immediately terminate this Agreement.

4.	Minimum Purchase Requirements.

Exclusivity in the Territory for melt delivery system industry wide and the Product for the Multi-Level Marketing (MLM) Business model will be granted if the Minimum Purchase Requirements below are met.  Buyer understands that even if the Minimum Purchase Requirements below are met, the exclusivity within the MLM Business model may be modified at any time at the sole discretion of the Seller to allow the companies identified in Exhibit A to also sell Product within the MLM Business model.  The parties agree that the contracted price of the Product in the Agreement was negotiated in good faith and fairly reflects the risk facing the parties over the length of the Agreement.

4.1       Year 1: (commencing on Effective Date): The Buyer will purchase at a minimum of five hundred twenty thousand dollars ($520,000) of the Product in the first year of the Agreement.  The Buyer will provide an open PO with delivery dates for [*] kilograms ([*]kg) of Product at a price of [*] dollars per kilogram ([*]/kg).  The first year of the contract will be take or pay and [*] kilograms of product will be order within the first [*] months of the Effective Date.

4.2       Year 2: The Buyer will purchase at a minimum of one million five hundred thousand dollars ($1,500,000) of the Product in the second year of the Agreement.  The Buyer will provide quarterly POs with delivery dates for the Product at a price of [*] dollars per kilogram ([*]/kg).  The quarterly POs will be binding to maintain the exclusivity.

4.3       Year 3: The Buyer will purchase at a minimum of four million five hundred thousand dollars ($4,500,000) of the Product in the third year of the Agreement.  The Buyer will provide quarterly POs with delivery dates for the Product at a price of [*] dollars per kilogram ([*]/kg).  The quarterly POs will be binding to maintain the exclusivity.

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT AND THE NON-PUBLIC INFORMATION HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

4.4       Year 4: The Buyer will purchase at a minimum of eight million dollars ($8,100,000) of the Product in the fourth year of the Agreement.  The Buyer will provide quarterly POs with delivery dates for the Product at a price of [*] dollars per kilogram ([*]/kg).  The quarterly POs will be binding to maintain the exclusivity.

4.5       The Minimum Purchase Requirement shall increase each Contract Year thereafter by an annual increment of [*] percent ([*]%) per Contract Year.

4.6       If the Buyer over performs by purchasing more Product than is required to meet the exclusivities stated in section 4.1 to 4.4, the Buyer will receive a credit that can be applied against future purchases for the Product.  The credit will be calculated on the over performance amount of revenue.  The following will be basis for the calculating the credit:

Over Performance %	Credit %
[*]%	[*]%
[*]%	[*]%
[*]%	[*]%
[*]%	[*]%
[*]%	[*]%

Example Calculation:  Year 1 revenue of $500,000 with an over performance of [*]% would use [*]% to calculate the credit.

Over performance calculation: $500,000 X [*]% = [*]
Credit calculation: [*] X [*]% = [*]

4.7       If Buyer fails to meet the minimum purchase requirements set forth in this Section, and if after 30 days Buyer has not cured the shortfall, then Supplier may, at its sole option and upon written notice to Buyer, terminate Buyer’s exclusivity.

4.8       Buyer agrees to use the Product trademark PURENERGY in accordance with the Trademark License Agreement that shall be executed by the Parties prior to the sale or marketing of Combined Product.

5.  Taxes and Import Duties.

The price of the Product specified does not include federal taxes, state or local sales taxes, use taxes, occupational taxes or import duties.  Unless prohibited by law, Buyer is responsible for and shall pay all applicable sales, use, occupational, excise, value added or other similar taxes or import duties applicable to the manufacture, sale, price, delivery or use of the Products provided by Seller, or in lieu thereof, Buyer shall provide Seller with a tax-exemption certificate acceptable to and considered valid by the applicable taxing authorities.

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT AND THE NON-PUBLIC INFORMATION HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

6.  Delivery and Risk of Loss.

All sales are FOB\FCA Seller’s U.S. dock. Risk of loss, destruction of or damage to the Product shall be Seller’s until delivery of the Product to a common carrier at Seller’s U.S. dock. Thereafter, title shall pass to Buyer and Buyer shall be fully responsible, and shall hold Seller harmless, for and assume all risk of loss, destruction of or damage to the Product. Loss or damage to the Product after risk of loss has passed to Buyer will not release or excuse Buyer from its obligations under this Agreement to Seller, including the obligation to make full payment of the purchase price. Seller reserves the right to pack or ship orders in the most economical manner, provided that this does not result in increased risk of loss of the Product.  However, where Buyer requests special packaging or shipping, any additional cost will be billed to and be the responsibility of Buyer. Buyer acknowledges that Seller cannot accept returns, unless they do not meet the applicable specifications or are otherwise defective.

7.  Delivery Delays.

Seller shall use reasonable efforts to make prompt deliveries in a commercially reasonable manner.  Delivery dates and estimates are, however, not guaranteed. Seller disclaims any liability or responsibility, and Buyer shall hold Seller harmless, for the late or non-delivery of Product. Buyer has no right to delay or defer delivery or acceptance.

8.  Rejection and Revocation of Acceptance.

Any rejection or revocation of acceptance of Product by Buyer must be made within thirty (30) days of delivery of Product and any attempted rejection or revocation of acceptance of such Product made thereafter shall be null and void unless agreed to in writing by Seller. Failure to make a claim within such period shall be conclusive evidence that the Product was satisfactory in all respects and supplied in accordance with ordered specifications.  Each shipment hereunder is to be regarded as a separate and independent sale. Seller’s weights and analysis shall govern and control.

9.  Term and Termination.

9.1       Term.  This agreement shall commence on the Effective Date and shall remain in full force and effect for a term (the “Term”) of four (4) years from the Effective Date and continue thereafter in successive one (1) year automatic renewal terms unless either party serves notice of non-renewal at least six (6) months prior to the expiration of the initial term.

9.2       Termination.  This Agreement may be terminated by: (i) any Party in the event that the other Party breaches any material term of this agreement and fails to cure such breach within ninety (90) days following notice thereof from the non-breaching party in writing; (ii) a Party immediately upon the giving of notice if the other Party files a petition for bankruptcy, is adjudicated bankrupt, takes advantage of the insolvency laws of any state, territory or country, or has a receiver, trustee, or other court officer appointed for its property; or, (iii) a Party if an event of Force Majeure (as described in Section 14 of this Agreement) with respect to the other Party shall have continued for ninety (90) days or is reasonably expected to continue for more than one hundred eighty (180) days.

9.3       Survival.  The terms and conditions of this Agreement shall survive and inure to the benefit of and be assigned and binding upon the respective executors, administrators, heirs, successors, assigns and all other persons and entities now, heretofore, or hereafter having any involvement or interest whatsoever with respect to the subject matter of this Agreement, specifically upon a change in control or ownership.

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT AND THE NON-PUBLIC INFORMATION HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

10.  LIMITED WARRANTY AND DISCLAIMER OF ALL OTHER WARRANTIES.

(a)  SELLER WARRANTS THAT THE PRODUCT SOLD HEREUNDER CONFORMS TO ITS SPECIFICATION; (b)  EXCEPT AS OTHERWISE PROVIDED IN 10(a) HEREOF, SELLER HEREBY EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCT, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT. SELLER HAS NOT MADE ANY RECOMMENDATION TO BUYER REGARDING THE USE OR SUBSEQUENT SALE OF THE PRODUCT. BUYER ASSUMES ALL RISKS AND LIBAILITIES FOR ANY LOSS, DAMAGE OR INJURY TO PERSONS OR PROPERTY RESULTING FROM THE USE OR SUBSEQUENT SALE OF THE PRODUCT, EITHER ALONE OR IN COMBINATION WITH OTHER INGREDIENTS. BUYER HAS SATISFIED ITSELF THAT THE PRODUCT AND THE PURPOSE FOR WHICH IT WILL BE USED AND/OR SOLD IS IN COMPLIANCE WITH THE LAWS OF THE RELEVANT COUNTRIES; (c) BUYER’S EXCLUSIVE REMEDY AND SELLER’S EXCLUSIVE LIABILITY FOR SHIPMENT OF NON-CONFIRMING PRODUCT SHALL BE LIMITED TO, AT SELLER’S SOLE OPTION, EITHER REPLACEMENT OF THE NON-CONFORMING PRODUCT OR A REFUND OF THE PURCHASE PRICE PAID. ALL CLAIMS MADE WITH RESPECT TO THE PRODUCT SHALL BE DEEMED WAIVED BY BUYER UNLESS MADE IN WRITING AND RECEIVED BY SELLER WITHIN SIXTY (60) DAYS OF DELIVERY. BUYER MUST MAKE ANY CLAIM FOR NON-COMFORMING PRODUCT, BREACH OF WARRANTY WITH RESPECT TO THE PRODUCT SOLD, OR ANY CLAIM OF ANY NATURE WHATSOEVER WITH RESPECT TO THE PRODUCT SOLD HEREUNDER IN WRITING WITHIN SIXTY (60) DAYS AFTER BUYER’S RECEIPT OF PRODUCT. BUYER IRREVOCABLY WAIVES AND RELEASES ALL CLAIMS THAT ARE NOT PROPERLY MADE WITHIN SAID PERIOD.

11. LIMITATION OF LIABILITY.

TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES WAIVE AND RELINQUISH ANY CLAIMS, DEMANDS, AND CAUSES OF ACTION OR RECOVERIES FOR PUNITIVE DAMAGES, EXEMPLARY DAMAGES, OR STATUTORY DAMAGES.  IN NO EVENT WILL EITHER PARTY BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING UNDER THIS AGREEMENT OR OTHERWISE WITH RESPECT TO THE SALE OF THE PRODUCT, INCLUDING ANY LOST REVENUES OR PROFITS, CONSEQUENTIAL AND/OR INCIDENTAL DAMAGES, BUSINESS INTERRUPTION OR DAMAGE TO BUSINESS REPUTATION, REGARDLESS OF THE THEORY UPON WHICH ANY CLAIM MAY BE BASED, INCLUDING ANY TORT OR STATUTORY CAUSES OF ACTION. BOTH PARTIES UNDERSTAND AND AGREE THAT THIS LIMITATION OF LIABILITY ALLOCATES RISK OF NONCONFORMING GOODS BETWEEN THE PARTIES AS AUTHORIZED BY THE UNIFORM COMMERCIAL CODE AND OTHER APPLICABLE LAW.  THE PRICES SET FORTH HEREIN REFLECT THIS ALLOCATION OF RISK AND THE LIMITATIONS OF LIABILITY, INCLUDING THE EXCLUSION OF SPECIAL, INDIRECT, CONSEQUENTIAL AND INCIDENTAL DAMAGES, IN THIS AGREEMENT.

12.  Intellectual Property Rights.

The sale of Product covered by this Agreement shall not confer upon Buyer any license or right under any patents, trade secrets or other proprietary information owned or controlled by Seller, or the right to otherwise utilize such proprietary information, it being specifically understood and agreed that all such rights are reserved to Seller. Buyer’s sole right to use any of Seller’s trademarks in connection with the Product or in any manner shall be provided only to the extent expressly set forth in a separate trademark license agreement between Buyer and Seller.

13.  Waiver and Severability.

No claim or right arising out of a breach of this Agreement can be discharged in whole or in part by a waiver or renunciation of the claim or right unless the waiver or renunciation is supported by consideration and is in writing signed by the aggrieved party. If any term, covenant, warranty, remedy or condition of this Agreement, or the application thereof to any person or circumstance shall, to any extent, be held or deemed invalid or unenforceable, the remainder of this Agreement or the application of such term, covenant or provision, to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, and each remaining term, covenant or provision of this Agreement shall be deemed valid and enforced to the fullest extent permitted by law.

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT AND THE NON-PUBLIC INFORMATION HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

14.  Force Majeure.

A party shall have no liability or obligation to the other party of any kind, including, but not limited to, any obligation to deliver Product or to make payment or accept delivery of Product, arising from any delay or failure to perform all or any part of this Agreement as a result of causes, conduct or occurrences beyond such party’s reasonable control, including, but not limited to, commercial impracticability, fire, flood, earthquake, lightning, storm, accidents, act of war, terrorism, civil disorder or disobedience, act of public enemies, problems associated with transportation (including car or truck shortages), shortages of energy or raw materials, acts or failure to act of any state, federal or foreign governmental or regulatory authorities, labor disputes, strikes, or failure of suppliers to make timely deliveries of materials, goods or services to Seller.  Seller may allocate its available supply among its customers in a manner determined by Seller to be fair and reasonable.

15.  Indemnification and Insurance.

To the fullest extent permitted by law, Buyer shall defend, indemnify and hold Seller harmless from any and all claims, demands, causes of action, controversy, liabilities, fines, regulatory actions, seizures of Product, losses, costs and expenses (including, but not limited to attorneys’ fees, expert witness expenses and litigation expenses) (hereinafter “Claim”), arising from or in connection with any Claim asserted by a third party against Seller for any damage, environmental liability, patent or intellectual property infringement caused by Buyer’s use, modification or alteration of the Product, injury, death, loss, property damage, delay or failure in delivery of Seller’s Product or any other Claim, whether in tort, contract, breach of warranty or otherwise, relating to this Agreement, the business relationship between the parties, the Product  provided hereunder, or Buyer’s breach of this Agreement. Notwithstanding the foregoing, Buyer has no indemnity obligation to Seller to the extent that any Claims result from the gross negligence of Seller.

To the fullest extent permitted by law, Seller shall defend, indemnify and hold Buyer harmless from any and all Claims, arising from or in connection with any Claim asserted by a third party against Buyer for any patent or intellectual property infringement in connection with the Product (provided that such alleged infringement does not arise from the combination of the Product with other ingredients), injury, death, loss, property damage or any other Claim, whether in tort, contract, breach of warranty or otherwise, relating directly to the Product (except if such injury, death, loss, property damage or other Claim arises from the combination of the Product with other ingredients, from the packaging, delivery system, or subsequent handling by Buyer), or Seller’s breach of this Agreement. Notwithstanding the foregoing, Seller has no indemnity obligation to Buyer to the extent that any Claims result from the gross negligence of Buyer.

The parties agree, for the Term of this Agreement, to maintain a program of insurance or self-insurance at levels sufficient to satisfy its obligations as set forth in this Agreement.

16.  Relationship.

The relationship between Seller and Buyer shall be that of independent contractors and neither party, its agents and employees, shall under no circumstances be deemed the employees, distributors, franchisees, agents or representatives of the other party.

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT AND THE NON-PUBLIC INFORMATION HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

17.  Assignment and Modification.

The rights and obligations of Buyer under this Agreement shall not be assignable without the prior written consent of Seller. This Agreement shall not be modified, altered or amended in any respect except by a writing signed by the parties. Any variation, modification or addition to the terms set forth in this Agreement shall be considered a material modification and shall not be considered part of this Agreement.

18.  Governing Law.

This Agreement and all claims and causes of action shall be governed by and subject to the internal laws (exclusive of the conflicts of law provisions) and decisions of the courts of the State of New York.

IN WITNESS WHEREOF, the parties have caused this Purenergy Supply Agreement to be executed by their duly authorized representatives.

Buyer	Seller
____/s/ Craig Jerabeck____ Name: Craig Jerabeck Title: President & CEO Date: January 3, 2014	____/s/ Frank Jaksch_____ Name: Frank Jaksch Title: CEO Date: January 3, 2014

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT AND THE NON-PUBLIC INFORMATION HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit A
Company List

1.	Avon Products Inc.
2.	Herbalife Ltd.
3.	Nature’s Sunshine Products Inc.

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.